                                                                     Exhibit 4.9

                             PARTICIPATION AGREEMENT

PARTICIPATION AGREEMENT ENTERED ON JUNE 14, 2000 INTO BY AND AMONG, ON THE ONE PART THE FEDERAL GOVERNMENT OF THE UNITED MEXICAN STATES (HEREINAFTER, THE "FEDERAL GOVERNMENT") THROUGH THE DEPARTMENT OF COMMUNICATIONS AND TRANSPORTS (HEREINAFTER, "SCT"), NACIONAL FINANCIERA, SOCIEDAD NACIONAL DE CREDITO, TRUST DIVISION (HEREINAFTER, "NAFIN"), GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A. DE C.V. (HEREINAFTER THE "HOLDING COMPANY"), SERVICIOS AEROPORTUARIOS DEL CENTRO NORTE, S.A. DE C.V. (HEREINAFTER, THE "SERVICES COMPANY"), AEROPUERTO DE ACAPULCO, S.A. DE C.V., AEROPUERTO DE CHIHUAHUA, S.A. DE C.V., AEROPUERTO DE CIUDAD JUAREZ, S.A. DE C.V., AEROPUERTO DE CULIACAN, S.A. DE C.V., AEROPUERTO DE DURANGO, S.A. DE C.V., AEROPUERTO DE MAZATLAN, S.A. DE C.V., AEROPUERTO DE MONTERREY, S.A. DE C.V., AEROPUERTO DE REYNOSA, S.A. DE C.V., AEROPUERTO DE TAMPICO, S.A. DE C.V., AEROPUERTO DE TORREON, S.A. DE C.V., AEROPUERTO DE SAN LUIS POTOSI, S.A. DE C.V., AEROPUERTO DE ZACATECAS, S.A. DE C.V. AND AEROPUERTO DE ZIHUATANEJO, S.A. DE C.V., (HEREINAFTER JOINTLY REFERRED TO AS THE "CONCESSION COMPANIES"); AND ON THE OTHER PART OPERADORA MEXICANA DE AEROPUERTOS, S.A. DE C.V. (HEREINAFTER, THE "STRATEGIC PARTNER"); AS WELL AS CONSTRUCTORA ICA, S.A. DE C.V., AEROPORTS DE PARIS Y VINCI, S.A. (THE "PARTNERS OF THE STRATEGIC PARTNER") AS JOINT-AND-SEVERAL OBLIGORS OF THE OBLIGATIONS OF THE STRATEGIC PARTNER SPECIFICALLY MENTIONED HEREIN FOR EACH OF THEM AND WITH THE ATTESTATION OF BANCO NACIONAL DE COMERCIO EXTERIOR, SOCIEDAD NACIONAL DE CREDITO, TRUST DIVISION (HEREINAFTER THE "TRUSTEE") ACCORDING TO THE FOLLOWING DEFINITIONS, RECITALS AND CLAUSES.

                                   DEFINITIONS

      The terms herein below mentioned shall have the meanings ascribed to each of them:

Assigned Airports             the Airports of the cities of Acapulco, Chihuahua,
                              Ciudad Juarez, Culiacan, Durango, Mazatlan,
                              Reynosa, Tampico, Torreon and San Luis Potosi, as well as in the municipalities of Apodaca, Nuevo
                              Leon; Calera de Victor Rosales, Zacatecas and
                              Teniente Jose Azueta, Guerrero, as described in the respective Concessions.

Shares The shares representing the capital stock of the Holding Company.

Additional Shares             Has the meaning ascribed to them in Section
                              3.4 of this Agreement.

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                                                                   Final Version
                                                         Participation Agreement

Optional Shares               those series "B" shares which shall be kept in the
                              treasury of the Holding Company until the option to subscribe for and pay such shares under the terms of the Option Agreement is exercised or this is terminated and that shall represent 3% (three percent) of the capital stock of the Holding
                              Company, including those shares which are issued pending subscription and payment and which shall be maintained in the treasury.

Indenture                     The minutes of the Extraordinary Shareholders
                              Meeting.

ASA                           Aeropuertos y Servicios Auxiliares. (Airports and
                              Auxiliary Services)

Extraordinary Shareholders    The general extraordinary shareholders meeting of
Meeting                       the Holding Company to be held on this same date
                              which, and pursuant to the Option Agreement shall resolve on the issuance of the Optional Shares.

Change of Control             With respect to any Person ("Person A"), any act
                              (including, without limitation, any consolidation or merger) or a series of acts by virtue of which
                              (i) a third party which is a Person other than the Person A, acquires Control over such Person A; or
                              (ii) if the Person A transfers all or
                              substantially all its assets to any third party, other Person than Person A (for the purposes of this definition, substantially all the assets shall mean any transfer of assets in a single act or in a successive series of acts representing 35%
                              (thirty-five percent) or more of the net worth of the Person A); or (iii) if the shareholders, members, partners or any other holders of rights on the capital of Person A approve any liquidation or dissolution plan of Person A. In addition to the above, a Change of Control in the Strategic
                              Partner means any transfer by the Partners of the Strategic Partner of their participation therein against the provisions of Section 2.4 of this Agreement, and any transfer by the Key Partners of their participation in the Strategic Partner which results in such participation representing, in turn, a direct or indirect participation of less than 7.65% (seven point sixty five percent) in the capital stock of the Holding Company. For the purposes of this definition, no event shall be considered as a Change of Control whenever (i) the same occurs

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                                                                   Final Version
                                                         Participation Agreement

                              In any domestic or foreign company trading shares representing its capital stock in any domestic or foreign stock exchange or which shareholders are mutual fund companies; or (ii) it is a direct consequence of the sale of the share participation in a Person by any government or entity, or political subdivision thereof.

Auditing Committee            The auditing committee of the Holding Company to
                              be incorporated pursuant to the By-laws of the Holding Company and that will have among others, the obligation of surveillance of the compliance by the board of directors and officers of the provisions contained in the By-laws of the Holding
                              Company and the applicable legal provisions.

Nomination and Compensation   The committee provided for in to the By-laws of
Committee                     the Holding Company.

Restructuring Committee       The Restructuring Committee of the
                              Mexican Airport System, created by resolution published in the Federal Official Gazette on February 2, 1996.

Operative Committee           The Operative Committee of the Holding
                              Company to be conformed pursuant to the By-laws of the Holding Company.

Concessions                   The concession certificates as amended, granted by
                              SCT on June 29, 1998 to each of the Concession
                              Companies to operate the Assigned Airports, respectively.

Agreement                     This Participation Agreement.

Technical Assistance
Agreement                     the Technical Assistance and Technology Transfer
                              Agreement executed by the Holding Company, the Concession Companies, the Services Company and the
                              Strategic Partner on the date hereof and attached hereto as Exhibit "E".

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                                                                   Final Version
                                                         Participation Agreement

Assignment Agreement          The rights and obligations assignment agreement
                              executed on November 1, 1998, by and between ASA, as assignor, and each of the Concession Companies as assignees, with respect to the several existing agreements for the operation of the Assigned
                              Airports.

Stock Purchase and Sale       The Stock Purchase and Sale Agreement of the
Agreement                     Shares Package entered on this same date by and
                              among the Federal Government, through SCT, the Federal Treasury, with respect to the endorsement of the certificates representing the Shares
                              Package and the Strategic Partner and the Partners of the Strategic Partner, attached hereto as Exhibit "A".

Movable Property Purchase     the agreement executed on December 1, 1998, by and
and Sale Agreement            among the Federal Government and the Services
                              Company and each of the Concession Companies for the acquisition of the movable property necessary for their operation as well as that of the Assigned Airports and its amendment agreement dated August 24, 1999, attached hereto as Exhibit
                              "H".

Trust Agreement               The Trust Agreement executed on this date, by and
                              among the Strategic Partner, the Trustee and the Holding Company pursuant to Section 2.7 hereof, attached hereto as Exhibit "C".

Option Agreement              The Option Agreement executed on the date of this
                              Agreement by and between the Strategic Partner and the Holding Company and attached hereto as Exhibit
                              "B".

Management Services           The Management Services Provision Agreement
Provision Agreement           executed on June 14, 2000, by and between the
                              Services Company and the Concession Companies attached to the Technical Assistance Agreement as Exhibit "4", through which the former assumed the obligation to provide management services to the latter.

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                                                                   Final Version
                                                         Participation Agreement

Control (i) the shareholding by a single Person of more than 35% (thirty-five percent) of the voting capital stock of another Person; (ii) the contractual right of one Person to appoint a majority of the members of the Board of Directors of another Person; or (iii) the right of one Person to cause that, through its vote or through the joint vote of one or more Related Persons, any resolution of the general shareholders' meeting of another Person be approved or objected.

Shareholders Agreement        the Shareholders Agreement entered into on this
                              date by and between Nafin and the Strategic
                              Partner, with the appearance of the Federal
                              Government, of the Holding Company and the Trustee attached herein as Exhibit "D" and which shall become effective on the date on which the Strategic Partner receives from the Federal
                              Government the second Shares Package under the terms of Section 2.6 of the Stock Purchase and Sale Agreement.

Call The call for the acquisition of shares representing the capital stock of the Holding Company and the corresponding bidding conditions published in the Federal Official Gazette on December 17, 1999, as amended.

Delegate of the Auditing      Means the member of the Auditing Committee that
Committee                     shall be in charge of overseeing the compliance
                              with the Transaction Documents, in representation of the Airport Group, in terms of the By-laws of the Holding Company.

Transaction Documents         the Stock Purchase and Sale Agreement,
                              the Option Agreement, the Indenture, the Trust
                              Agreement, the Technical Assistance Agreement and the Shareholders Agreement, including the exhibits thereof.

Financial Statements          the financial statements audited as to December
                              31, 1999, that include the financial condition statement, income statement, net worth variation statement and the change in the financial condition statement, as well as the notes to the same, both individual for the Holding Company and its subsidiaries and consolidated for the Holding
                              Company.

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                                                                   Final Version
                                                         Participation Agreement

By-laws of the Holding        the corporate by-laws of the Holding Company
Company                       contained in public instrument number 53703,
                              executed on June 8, 2000 before Attorney-at-Law
                              Luis de Angoitia Becerra, Notary Public No. 109 for the Federal District and pending registration with the Public Commercial Registry for the Federal District, attached herein as Exhibit "F", as amended from time to time.

Trust The trust constituted by means of the execution of the Trust Agreement under Section 2.7 of this Agreement.

Trustee Banco Nacional de Comercio Exterior, Sociedad Nacional de Credito (National Banking Corporation*) as trustee of the Trust Agreement.

Form The document delivered to the participants in the Bidding Process that establishes the legal, financial and technical requirements in order for them to evidence their legal, technical, administrative and financial capacity.

Federal Government            The Federal Government of the United Mexican
                              States through the SCT.

Airport Group                 The Holding Company, the Services Company and the
                              Concession Companies.

Process Information           all written information provided to
                              the Strategic Partner during the Bidding Process under the terms of the Call, including that contained in the Data Room (as such term is defined in the Call).

Nafin Nacional Financiera, Sociedad Nacional de Credito, (National Banking Corporation) in its capacity as trustee of the trust that as of this date maintains 85% (eighty five percent) of the Shares.

Public Offer                  Has the meaning set forth it in Section 2.3 of
                              this Agreement.

Share Participation           the Shares Package and the Optional Shares

--------------
* Translator's Note- Sociedad Nacional de Credito, National Banking Corporation; in banking law, a government-controlled bank created as a result of the 1982 nationalization of private banks, which have since been reprivatized. (Javier F. Becerra, Dictionary of Mexican Legal Terminology)

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                                                                   Final Version
                                                         Participation Agreement

Shares Package                the Series "BB" shares representing 15% (fifteen
                              percent) of the capital stock of the Holding
                              Company {owned by/property of} the Federal
                              Government, which does not include the Optional
                              Shares, and which are acquired on this date by the Strategic Partner, same which are described in the Stock Purchase and Sale Agreement.

Five-Year Waiting Period      Has the meaning set forth in Section 2.4.2 of this
                              Agreement.

Seven-Year Waiting Period     Has the meaning set forth in Section 2.4.1 of this
                              Agreement.

Three-Year Waiting Period     Has the meaning set forth in Section 2.4.1 of this
                              Agreement.

Fifteen-Year Waiting Period   Has the meaning set forth in Section 2.4.1 of this
                              Agreement.

Person Any individual or legal entity, association, joint venture, co-investment, trust, or any other entity or organization, including a government, entity or political subdivision or agency thereof, of any nationality.

Related Persons               with respect to any Person, (i) such companies
                              Controlled by, under the same Control, or Controlling the relevant company; (ii) any subsidiary of a Related Person; (iii) such individuals having a consanguinity or civil relationship in direct line up to the fourth degree, in ascending or descending line, with any Person holding 5% (five percent) or more of the shares representing the capital stock of the Person in question or with the Related Persons of such Person. With respect to the Strategic Partner any person with which it has executed an operation agreement to perform the obligations under the Technical Assistance Agreement.

Bidding Process               The bidding process of the Share Participation of
                              the Holding Company made known by SCT by means of the Call.

SCT or Department             The Department of Communications and Transports.

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                                                                   Final Version
                                                         Participation Agreement

Holding Company               Grupo Aeroportuario del Centro Norte, S.A. de C.V.

Services Company              Servicios Aeroportuarios del Centro Norte, S.A. de
                              C.V.

Concession Companies          Aeropuerto de Acapulco, S.A. de C.V., Aeropuerto
                              de Chihuahua, S.A. de C.V., Aeropuerto de Ciudad
                              Juarez, S.A. de C.V., Aeropuerto de Culiacan, S.A.
                              de C.V., Aeropuerto de Durango, S.A. de C.V.,
                              Aeropuerto de Mazatlan, S.A. de C.V., Aeropuerto de Monterrey, S.A. de C.V., Aeropuerto de Reynosa,
                              S.A. de C.V., Aeropuerto de San Luis Potosi, S.A.
                              de C.V., Aeropuerto de Tampico, S.A. de C.V.,
                              Aeropuerto de Torreon, S.A. de C.V., Aeropuerto de
                              Zacatecas, S.A. de C.V. and Aeropuerto de
                              Zihuatanejo, S.A. de C.V.

Strategic Partner             Operadora Mexicana de Aeropuertos, S.A. de C.V.

Key Partners                  the Mexican Partner and the Airport Operator
                              Partner, the shareholders of the Strategic Partner which/who shall jointly keep under the terms of this Agreement at least 51% (fifty-one percent) of the capital stock of the Strategic Partner. Any participation of each the Key Partners greater than 51% (fifty-one percent) in the capital stock of the Strategic Partner shall be considered as a participation of an Investing Partner.

Partners of the Strategic     Both the Key Partners and the Investing Partners
Partner                       of the Strategic Partner.

Investing Partners            Those shareholders that jointly participate in the
                              Strategic Partner, directly or indirectly, with up to 49% (forty-nine percent) of its capital stock.

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                                                                   Final Version
                                                         Participation Agreement

Mexican Partner               Constructoras ICA, S.A. de C.V. a company
                              incorporated in accordance with the laws of the United Mexican States, in which capital stock the foreign investment does not exceeds 49%
                              (forty-nine percent), and that evidenced during the Bidding Process before SCT, experience in the business and labor field in Mexico. The Mexican
                              Partner shall maintain in terms of this Agreement at lest 25.5% (twenty-five point one percent) of the capital stock of the Strategic Partner.

Airport Operator Partner      Aeroports de Paris, a company incorporated under
                              the laws of France, that during the Bidding
                              Process evidenced before SCT capacity and international recognition in the development of airport and commercial activities and that will maintain in terms of this Agreement jointly with the Mexican Partner at least 51% (fifty-one percent) of the capital stock of the Strategic
                              Partner.]

                                    RECITALS

I. The Federal Government states, through SCT, by means of its legal representative, that:

I.1 On April 7, 1995, by Presidential decree published in the Federal Official Gazette, the Inter-department De-incorporation Commission (Comision Intersecretarial de Desincorporacion) was created.

I.2 By several resolutions of the Divestiture Intergovernmental Commission adopted at its meetings held on August 20 and 25, 1997, October 1 of the same year, and February 17, 1999, it was agreed to initiate the process of opening to investment in the Mexican airport system.

I.3 By resolution published in the Federal Official Gazette on February 2, 1996, the Restructuring Committee of the Mexican Airport System was created, which purpose is to define the strategy to be followed on general and specific matters in the different stages of the restructuring process performed by SCT, under the terms of the Airport Law and other applicable provisions, as well as to make recommendations and proposals.

I.4 On February 9, 1998, the General Guidelines for the Opening to Investment in the Mexican Airport System were published in the Federal Official Gazette.

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                                                                   Final Version
                                                         Participation Agreement

I.5 On May 28, 1998, the Holding Company, the Services Company and the Concession Companies were incorporated.

I.6 On June 29, 1998, SCT granted to each of the Concession Companies the Concessions for the operation, administration, exploitation and, if applicable, construction of the Assigned Airports, respectively, copies of which are attached (without exhibits) to this Agreement as Exhibits "G-1 to G-13".

I.7 On December 17, 1999, the Call was published in the Federal Official
Gazette.

I.8 The Federal Government executed with the Services Company and the Concession Companies an Movable Property Purchase and Sale Agreement, by virtue of which it sold and transferred the Movable Property necessary for its operation and the operation of each Assigned Airport and under such Movable Property Purchase and Sale Agreement, it is bound by a covenant of warranty of title and to be responsible for the non-existence of any of the sold property. Therefore, the Federal Government undertakes such obligations exclusively in favor of the Services Company and the Concession Company under the terms and conditions set forth in the Movable Property Purchase and Sale Agreement.

I.9 The Holding Company assumed and capitalized the liabilities that the Services Company and the Concession Companies had with the Federal Government for an amount equal to the price of the movable property under the Movable Property Purchase and Sale Agreement, which amounts to $88'847,444.61 Mexican Currency (Eighty-Eight Million Eight Hundred Forty-Seven Thousand Four Hundred Forty-Four Pesos 61/100 Mexican Currency).

I.10 On December 14, 1998, the minimum fixed capital of the Holding Company was increased in the amount of $77'653,104.00 Mex. CY. (Seventy-Seven Million Six Hundred and Fifty-Three Thousand One Hundred and Four Pesos 00/100 Mexican Currency) by means of the capitalization of liabilities in the amount of $77'653,099.70 Mex. CY. (Seventy-Seven Million Six Hundred and Fifty-Three Thousand and Ninety-Nine Pesos 70/100 Mexican Currency) in favor of the Federal Government, as well as the cash contribution that this [the Federal Government] shall additionally make, and consequently the Holding Company issued 77,653,104 (Seventy-Seven Million Six Hundred and Fifty-Three Thousand One Hundred and
Four) Shares fully paid and non-assessable in favor of the Federal Government. Additionally, on August 31, 1999, the minimum fixed capital of the Holding Company was increased in the amount of $11'194,347.00 Mex. Cy (Eleven Million One Hundred and Ninety-Four Thousand Three Hundred and Forty-Seven Pesos 00/100 Mexican Currency) by means of the capitalization of liabilities in the amount of $11'194,344.91 (Eleven Million, One Hundred and Ninety-Four Thousand Pesos 00/100 Mexican Currency) in favor of the Federal Government, as well as by means of a cash contribution that this [the Federal Government] shall additionally make, and consequently the Holding Company issued 11'194,347 (Eleven Million, One Hundred and Ninety-Four Thousand Three Hundred and Forty-Seven) fully paid and non-assessable shares in favor of the Federal Government.

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                                                                   Final Version
                                                         Participation Agreement

I.11 On June 5, 2000, a general extraordinary and ordinary shareholders' meeting of the Holding Company was held, by virtue of which, the total amendment of its By-laws was resolved, which By-laws were included in public instrument number 53,704, executed on June 9, 2000 by Attorney-at-Law Luis de Angoitia Becerra, Notary Public number 109 for the Federal District, which first official transcript is pending registration with the Public Commercial Registry for the Federal District.

      On the other hand, on June 2, 2000, the Holding Company executed with all the Concession Companies a Liability Assumption Agreement by means of which the Holding Company assumed, on behalf of and in the name of each Concession Company, the liabilities of their responsibility derived from the utilization of the Concessions, which amount totals $3,962'404,890.00 Mex. Cy. (Three Thousand, Nine Hundred and Sixty-Two Million, Four Hundred and Four Thousand Eight Hundred and Ninety Pesos 00/100 Mexican Currency). Such liability was capitalized in favor of the Federal Government on June 5, 2000. Additionally, the General Extraordinary Shareholders' Meeting of the Holding Company held on that same date approved the capitalization of the retained earnings account, as well as the updating of the capital stock referred in Note 10 of the Financial Statements. Derived from the capitalizations approved by shareholders of the Holding Company, the capital stock was increased in the amount of $4,230'430,439.00 (Four Thousand Two Thousand and Thirty Million, Four Hundred and Thirty Thousand Four Hundred and Thirty-Nine Pesos 00/100 Mex. Cy.) issuing 5,670'523,069 (5 Thousand Six Hundred and Seventy Million, Five Hundred and Twenty-Three Thousand and Sixty-Nine) fully paid-up Shares in favor of the Federal Government.

I.12 The 100% (one hundred percent) of the capital stock of the Holding Company amounts to $4,320'277,890.00 Mex. CY. (Four Thousand Three Hundred and Twenty Million Two Hundred and Seventy-Seven Thousand Eight Hundred and Ninety Pesos 00/100 Mexican Currency), represented by 5,760'370,520 (Five Thousand Seven Hundred and Sixty Million, Three Hundred and Seventy Thousand Five Hundred and Twenty) common registered Shares without par value, fully subscribed, paid-in and outstanding. Additionally, under the terms of the Option Agreement and the Indenture, the Holding Company, on this same date, shall issue the Optional Shares that shall be kept in its treasury until the same are subscribed and paid-in.

I.13 The Shares Package is comprised of 864'055,578 (Eight Hundred and Sixty-Four Million Fifty-Five Thousand Five Hundred and Seventy-Eight) Series "BB" common, registered Shares without par value, fully paid and non-assessable and without any lien or limitation of title thereon.

I.14 On this same date, the Federal Government executed with Nafin, as trustee in trust number 5111-3, a stock purchase and sale agreement, in order that Nafin may acquire, in its capacity as trustee, Shares of the Holding Company representing 85% (eighty-five percent) of its capital stock (except one Share that Nafin directly obtained from ASA), and therefore, based on Article 46 of the Organic Law of the Federal Government and Article 75 of the Financial Institutions Law, as from the date of delivery and transfer of the shares that Nafin acquired according to that provided for in this recital, the Holding Company, the Services Company and the Concession Companies shall cease to be a majority government participation company.

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                                                                   Final Version
                                                         Participation Agreement

I.15 Its representative has sufficient powers and authority to execute this Agreement pursuant to Article 6, paragraph IX, of the SCT Internal Regulations.

II. Nafin states through its legal representative that:

II.1 It is a national banking corporation, development banking institution, incorporated under the Financial Institutions Law and its own Organic Law, that it has legal capacity and patrimony of its own and that under the terms of such Organic Law, it is authorized to execute this Agreement for the purposes set forth herein.

II.2 On June 12, 2000 it executed as settlor and trustee an irrevocable trust agreement in order to promote the investment in the airport industry and promote the securities market of shares issued by Mexican companies through the public offering of such Shares it may acquire, and of the share of the Holding Company property of ASA.

II.3 On this same date, it acquired from the Federal Government, in its capacity as trustee under the trust mentioned in paragraph II.2 above, Shares of the Holding Company representing 85% (eighty-five percent) of its capital stock.

II.4 Its representative is duly authorized to execute this Agreement on its behalf, under the terms of public instrument number 68,440, executed on May 29, 1997, by Attorney-at. Law Cecilio Gonzalez Marquez, Notary Public number 151 for the Federal District], registered with the Public Commercial Registry for the Federal District, on July 25, 1997, under commercial folio number 1275.

III. The Holding Company states through its representative that:

III.1 It is a business corporation incorporated under Mexican law, as evidenced in public instrument number 44,355, dated May 28, 1998, executed by Attorney-at-Law Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first official transcript was recorded on June 25, 1998 with the Public Commercial Registry for the Federal District under commercial folio number 238,749.

III.2 It holds 100% (minus one share held by the Federal Government) of the shares representing the capital stock of each of the Concession Companies and the Services Company, which are free from any lien or limitation of title.

III.3 Its legal representative has sufficient powers and authority to execute this Agreement pursuant to public instrument number 52,704 executed before Attorney-at-Law Luis de Angoitia Becerra, Notary Public number 109 for the Federal District, which first official transcript was recorded on August 31, 1999 with the Public Commercial Registry for the Federal District under commercial folio number 238,749.

IV. Each of the Concession Companies states that:

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                                                                   Final Version
                                                         Participation Agreement

IV.1 Aeropuerto de Acapulco, S.A. de C.V. was incorporated by means of public instrument number 44,369, executed on May 28, 1998, by Attorney-at-Law Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first official transcript was registered with the Public Commercial Registry for the Federal District, under commercial folio number 238598, on June 25, 1998.

IV.2 Aeropuerto Chihuahua, S.A. de C.V. was incorporated by means of public instrument number 44,358, executed on May 28, 1998, by Attorney-at-Law Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first official transcript was registered with the Public Commercial Registry for the Federal District, under commercial folio number 238752, on June 25, 1998.

IV.3 Aeropuerto de Ciudad Juarez, S.A. de C.V. was incorporated by means of public instrument number 44,357, executed on May 28, 1998, by Attorney-at-Law Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first official transcript was registered with the Public Commercial Registry for the Federal District, under the commercial folio number 238751.

IV.4 Aeropuerto de Culiacan, S.A. de C.V. was incorporated by means of public instrument number 44,359, executed on May 28, 1998, by Attorney-at-Law Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first official transcript was registered with the Public Commercial Registry for the Federal District, under commercial folio number 238753, on June 25, 1998.

IV.5 Aeropuerto de Durango, S.A. de C.V. was incorporated by means of public instrument number 44,362, executed on May 28, 1998, by Attorney-at-Law Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first official transcript was registered with the Public Commercial Registry for the Federal District, under commercial folio number 238591, on June 25, 1998.

IV.6 Aeropuerto de Mazatlan, S.A. de C.V. was incorporated by means of public instrument number 44,360, executed on May 28, 1998, by Attorney-at-Law Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first official transcript was registered with the Public Commercial Registry for the Federal District, under commercial folio number 23589, on June 25, 1998.

IV.7 Aeropuerto de Monterrey, S.A. de C.V. was incorporated by means of public instrument number 44,363, executed on May 28, 1998, by Attorney-at-Law Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first official transcript was registered with the Public Commercial Registry for the Federal District, under commercial folio number 238592, on June 25, 1998.

IV.8 Aeropuerto de Reynosa, S.A. de C.V. was incorporated by means of public instrument number 44,364, executed on May 28, 1998, by Attorney-at-Law Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first official transcript was registered with the Public Commercial Registry for the Federal District, under commercial folio number 238593 on June 25, 1998.

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                                                                   Final Version
                                                         Participation Agreement

IV.9 Aeropuerto de San Luis Potosi, S.A. de C.V. was incorporated by means of public instrument number 44,367, executed on May 28, 1998, by Attorney-at-Law Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first official transcript was registered with the Public Commercial Registry for the Federal District, under commercial folio number 238751, on June 25, 1998.

IV.10 Aeropuerto de Tampico, S.A. de C.V. was incorporated by means of public instrument number 44,365, executed on May 28, 1998, by Attorney-at-Law Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first official transcript was registered with the Public Commercial Registry for the Federal District, under commercial folio number 238594, on June 25, 1998.

IV.11 Aeropuerto de Torreon, S.A. de C.V. was incorporated by means of public instrument number 44,361, executed on May 28, 1998, by Attorney-at-Law Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first official transcript was registered with the Public Commercial Registry for the Federal District, under commercial folio number 238590, on June 25, 1998.

IV.12 Aeropuerto de Zacatecas, S.A. de C.V. was incorporated by means of public instrument number 44,366, executed on May 28, 1998, by Attorney-at-Law Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first official transcript was registered with the Public Commercial Registry for the Federal District, under commercial folio number 238595, on June 25, 1998.

IV.13 Aeropuerto de Zihuatanejo, S.A. de C.V. was incorporated by means of public instrument number 44,368, executed on May 28, 1998, by Attorney-at-Law Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first official transcript was registered with the Public Commercial Registry for the Federal District, under commercial folio number 238597, on June 25, 1998.

IV.14 Each of them holds a Concession for the operation, administration, exploitation and, as the case may be, construction of the airport corresponding to them and that are contained in Exhibits "G-1 to G-13" of this Agreement.

IV.15 Their representative has sufficient powers and authority to execute this Agreement under the terms of the following public instruments all of them granted before Attorney-at-Law Luis de Angoitia Becerra, Notary Public No. 109 for the Federal District.

      a) Public instrument number 52,878 dated August 23, 1999 regarding Aeropuerto de Acapulco, S.A. de C.V.

      b) Public instrument number 52,875 dated August 23, 1999 regarding Aeropuerto de Chihuahua, S.A. de C.V.

      c) Public instrument number 52,880 dated August 23, 1999 regarding Aeropuerto de Ciudad Juarez, S.A. de C.V.

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                                                                   Final Version
                                                         Participation Agreement

      d) Public instrument number 52,881 dated August 23, 1999 regarding Aeropuerto de Culiacan, S.A. de C.V.

      e) Public instrument number 52,876 dated August 23, 1999 regarding Aeropuerto de Durango, S.A. de C.V.

      f) Public instrument number 52,867 dated August 20, 1999 regarding Aeropuerto de Mazatlan, S.A. de C.V.

      g) Public instrument number 52,870 dated August 20, 1999 regarding Aeropuerto de Monterrey, S.A. de C.V.

      h) Public instrument number 52,869 dated August 20, 1999 regarding Aeropuerto de Reynosa, S.A. de C.V.

      i) Public instrument number 52,879 dated August 23, 1999 regarding Aeropuerto de San Luis Potosi, S.A. de C.V.

      j) Public instrument number 52,877 dated August 23, 1999 regarding Aeropuerto de Tampico, S.A. de C.V.

      k) Public instrument number 52,873 dated August 20, 1999 regarding Aeropuerto de Torreon, S.A. de C.V.

      l) Public instrument number 52,874 dated August 20, 1999 regarding Aeropuerto de Zacatecas, S.A. de C.V.

      m) Public instrument number 52,868 dated August 20, 1999 regarding Aeropuerto de Zihuatanejo, S.A. de C.V.

V. The Services Company states through its legal representative that:

V.1 It was incorporated by means of public instrument number 44,356, executed on May 28, 1998, by Attorney-at-Law Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first official transcript was registered on May 25, 1998 with the Public Commercial Registry for the Federal District under commercial folio number 238750.

V.2 Its legal representative has sufficient powers and authority to execute this Agreement under public instrument number 52,872 granted on August 20, 1999 before Attorney-at-Law Luis de Angoitia Becerra, notary public number 109 for the Federal District.

VI. The Strategic Partner states through its legal representative that

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                                                                   Final Version
                                                         Participation Agreement

VI.1 It is a business corporation duly incorporated under Mexican law by means of public instrument number 79,502 dated June 9, 2000, granted before Attorney-at-Law Armando Galvez Perez Aragon, notary public number 103 for the Federal District, pending registration with the Public Commercial Registry for the Federal District, and that it has sufficient powers and authority under its corporate by-laws to execute this Agreement and each of the Transaction Documents.

VI.2 Its capital stock amounts to $50,000.00 Mex. Cy. (Fifty Thousand Pesos 00/100 Mexican Currency), represented by 50,000 common registered shares, with a par value of $1.00 Mex. Cy. (One Peso 00/100 Mexican Currency) each, distributed as follows:

                                    No. of shares
Shareholder                          "A"Series           %
-----------                         -------------     ------
Constructoras ICA, S.A. de C.V.        24,500          49.00

Aeroports de Paris                      1,000           2.00

Vinci, S.A.                            24,500          49.00
                                       ------         ------

                  TOTAL:               50,000         100.00

VI.3 Its legal representative has sufficient powers and authority to execute this Agreement and each of the Transaction Documents, pursuant to the authority granted upon him by means of the public instrument referred to in paragraph VI.1 above.

VI.4 By means of official communications numbers GTA00-A108 dated March 27, 2000, issued by the Technical Secretary of the Restructuring Committee of the Mexican Airport System, their shareholders obtained their authorization as participants in the Bidding Process.

VI.5 Constructora ICA, S.A. de C.V. was authorized as Mexican Partner by evidencing sufficient expertise in the business and labor fields in Mexico, and Aeroports de Paris was also authorized as Airport Operator Partner by evidencing its ability and international reputation in the performance of airport and commercial activities. In addition, Vinci, S.A. (formerly called Societe Generale D'Enterprises) was authorized as Investing Partners of the Strategic Partner.

VI.6 Their shareholders submitted their bid to acquire the Share Participation under the terms of the Call and such bid was successful, same which was notified to them on May 31, 2000 by SCT, through the Chairman of the Restructuring Committee.

VI.7 It has the necessary technical and financial capacity, as well as sufficient human resources to comply with its obligations under this Agreement and each of the exhibits hereto.

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                                                                   Final Version
                                                         Participation Agreement

VII. The Partners of the Strategic Partner state through their respective representatives that:

VII.1 They appear to the execution of this Agreement for the purpose of stating their consent to their obligations under this instrument and the Transaction Documents.

VII.2 Their representatives have sufficient powers and authority to execute this Agreement and the Transaction Documents under the terms of the following public instruments and that such authority has not been revoked or limited in any manner whatsoever:

      (a) public instrument number 59,967, executed on September 29, 1998, by Attorney-at-Law Jorge Alfredo Dominguez Martinez, Notary Public number 140 for the Federal District, in which the powers of the legal representative of Constructoras ICA, S.A. de C.V. are contained;

      (b) public instrument number 78,528 executed on May 15, 2000, by Attorney-at-Law Armando Galvez Perez Aragon, Notary Public number 103 for the Federal District, in which the powers of the legal representative of Aeroports de Paris are contained;

      (c) public instrument number 78,524 executed on May 15, 2000, by Attorney-at-Law Armando Galvez Perez, Notary Public number 108 for the Federal District, in which the powers of the legal representative of Vinci, S.A. are contained;

VII.3 On this same date, the Strategic Partner has evidenced that it has the technical capabilities required according to the Call and based on the Operation Agreement entered into by Aeroports de Paris and the Strategic Partner on the same date, under which Aeroports de Paris shall provide the Strategic Partner the technical assistance and shall transfer the technology that is necessary in order for the latter to comply with its joint-and-several obligation undertaken under the terms of Section 1.2 of the Technical Assistance Agreement.

VIII. The Trustee states through its representative that:

VIII.1 Under its Organic Law, it is authorized to carry out trust operations pursuant to its corporate by-laws and the Financial Institutions Law.

VIII.2 It appears to the execution of this Agreement for the purpose of becoming aware of the scope of its obligations as Trustee under certain Transaction Documents and to state its agreement therewith.

VIII.3 Its representative is duly authorized to execute this Agreement on its behalf, as evidenced in public instrument number 32,541, issued on January 14, 1997, by Attorney-at-Law Maximino Garcia Cueto, Notary Public number 14 for the Federal District, which is duly registered with the Public Commercial Registry for the Federal District.

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                                                                   Final Version
                                                         Participation Agreement

      Based on the above recitals, the parties to this Agreement agree to be bound by the following

                                     CLAUSES

1.    SUBJECT MATTER

1.1 The subject matter of this Agreement is to set forth the rights and obligations of the Strategic Partner, the Federal Government, Nafin, the Trustee, and the Airport Group by virtue of the Bidding Process and the selection of the Strategic Partner in the administration of the Assigned Airports under the General Guidelines for the Opening to Investment in the Mexican Airport System and the Call.

1.2 The parties hereto acknowledge that the determinant reason of the will of the Federal Government and the Airport Group to execute this Agreement, the Transaction Documents and any agreements derived therefrom is the practice in the Mexican business environment, as well as the skills and international recognition in the performance of airport and commercial activities of the Strategic Partner and the technical know-how that it may contribute to the administration of the Assigned Airports.

1.3 Joint-and-several Obligation. The Key Partners execute this Agreement undertaking a joint-and-several obligation with the Strategic Partner with respect to the obligations contained in Sections 2.1 and 2.3, and the obligations specifically set forth in Sections 2.6 and 5.8 below, as well as
8.1.7. In turn, the Investing Partners sign this Agreement assuming a joint-and-several obligation with the Strategic Partner with respect to the obligations mentioned in Sections 2.1 and 5.8 below.

1.4 Direct Obligation of the Key Partners. Regardless of that provided for in the agreements referred to in Recital VII: 3 above, each of the Key Partners hereby undertakes under this Agreement a direct obligation pursuant to Section
2.4.1 below.

1.5. Direct Obligations of the Strategic Partner and the Airport Operator Partner. By means of this Agreement, the Strategic Partner and the Airport Operator Partner, assume the obligations referred to in the second paragraph of
Section 2.6, as well in Section 5.10 below.

2.    OBLIGATIONS OF THE STRATEGIC PARTNER.

2.1 Acquisition of the Shares Package. The Strategic Partner becomes obliged to acquire the Shares Package and to pay the price of the same to the Federal Government under the terms of the Stock Purchase and Sale Agreement. For that purpose, on this date, the Federal Government, the Federal Treasury, the Strategic Partner, the Key Partners and the Investing Partners execute the Stock Purchase and Sale Agreement, with the two latter [the Key Partners and the Investing Partners] being joint-and-several obligors for the payment of the price of the Shares Package.

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                                                                   Final Version
                                                         Participation Agreement

2.2 Acquisition of the Optional Shares. Provided that there is no Event of Default under this Agreement or under any Transaction Document, the Strategic Partner shall have the right to subscribe and the obligation to pay the Optional Shares under the terms provided for in the Option Agreement in the Indenture.

2.3 Participation in the Public Offer of the Shares. The Strategic Partner and the companies constituting the Airport Group expressly assume the obligation to assist Nafin so that, not later than in a term of 4 (four) years as from the date hereof, the Airport Group carries out one or more public offers or other type of placement among the public investors under the applicable legislation in each jurisdiction (the "Public Offer"), of at least 36% (thirty-six percent) and up to the totality of the Shares of the Holding Company owned by Nafin, in its capacity as trustee, under the terms of the provisions of Section 3.3 below.

      In order for Nafin to be able to fulfill its purpose of placing the Shares of the Holding Company as stated above, the Strategic Partner as of this moment becomes obliged to grant Nafin or the Holding Company copy of all the documents that to such effect are required, including the association documents between the Partners of the Strategic Partner, as well as to carry out such actions, agreements and resolutions as may be necessary to attain the public placement of the Shares, in accordance with the terms, conditions and time schedule established therefor by Nafin or its underwriters; it shall even agree in the Trust Agreement that the Trustee to such effects casts its vote for the approval of such actions and resolutions and provides such information and documentation as may be reasonably required to obtain the registration of the Holding Company and the Shares with the National Registry of Securities and Broker-Dealers, as well as the authorizations from the National Banking and Securities Commission, the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A. de C.V.) and, as the case may be, the corresponding authorities of other countries.

      It shall be understood that the Strategic Partner has complied with its obligation to assist in the above mentioned Public Offering of shares whenever
(i) it has delivered to the SCT representative appointed for that purpose and to Nafin all the documents required under the Securities Market Law for the above purposes, the official communication 11-29 of the National Banking and Securities Commission as well as any other applicable official communication or legal provision, and as well as any pursuant to the forms of the competent authorities of the jurisdictions where the shares representing the capital stock of the Holding Company are intended to be offered and which may be required in writing by Nafin or the Federal Government in order to carry out the Public Offering of the Shares owned by Nafin; and (ii) provide any information as may be required by the placing agents and collaborate with them; and (iii) the officers of the Airport Group, the Strategic Partner and the Key Partners that are required by SCT, attend to the presentation of the terms and conditions of the Public Offering ("road-shows") and participate in the preparation, promotion and performance of such meetings.

      The parties agree that no fee or reimbursement of expenses incurred for assisting Nafin shall correspond to the Strategic Partner in terms of this section. Additionally, the Strategic Partner accepts that in the event of non compliance with its obligation in terms of this section, it must cover all the expenses in which Nafin and the Holding Company may incur with respect to the Public Offer.]

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                                                                   Final Version
                                                         Participation Agreement

2.4 Preservation of a Minimum Equity Interest [participation]. Pursuant to the provisions of the Call:

      2.4.1 The Key Partners must jointly hold a minimum interest of 51% (fifty-one percent) of the Strategic Partner during the term of the this Agreement (the "Fifteen-Year Waiting Period"), provided that the Mexican Partner must keep a minimum participation of 25.5% (twenty-five point five percent) in the capital stock of the Strategic Partner during such Fifteen-Year Waiting Period and any additional participation shall be considered as an interest of an Investing Partner subject to the Three or Five-Year Waiting Periods as set forth below.

      Likewise, the Investing Partners must keep their participation in the Strategic Partner for 3 (three) years as of the date on which the first public bid of Shares of the Holding Company is carried out, under the terms of Section 3.3 of this Agreement (the "Three-Year Waiting Period") or for a 5 (five) year period as from the date of execution of this Agreement (the "Five-Year Waiting Period), whichever occurs first. Upon the expiration of the Fifteen-Year and the Three or Five-Year Waiting Periods, as applicable, the Partners of the Strategic Partner may dispose of or otherwise transfer without restriction their participation in the Strategic Partner.

      2.4.2 The Strategic Partner must hold at least 51% (fifty-one percent) of its Equity Interest in the Holding Company acquired according to the Stock Purchase and Sale Agreement for a term of 7 (seven) years as of the date of execution of this Agreement (the "Seven-Year Waiting Period") and 49% (forty-nine percent) of its Equity Interest (including the Technical Assistance Shares) during the Three-Year Waiting Period or the Five-Year Waiting Period, as the case may be, provided that upon the expiration of the Seven-Year Waiting Period, the Strategic Partner may annually transfer to third parties up to one eighth of the 51% (fifty-one percent) of its Equity Interest in the Holding Company and upon the expiration of the Three-Year Waiting Period, or the Five-Year Waiting Period, as the case may be, the Strategic Partner may transfer or otherwise dispose of without any restrictions the Shares that it holds in the Holding Company in excess of such 51% (fifty-one percent) of the Equity Interest.

      2.4.3 Exceptions. The obligations of keeping a minimum participation for the Key Partners, the Investing Partners and the Strategic Partner contained in Sections 2.4.1. and 2.4.2 above, shall not be applicable whenever (i) the participations referred to in such Sections are transferred in favor of a Related Person that is not an individual, complying with the requirements set forth in the Call and in the Form and such circumstance is notified (15) fifteen business days in advance to the SCT evidencing compliance with the above mentioned requirements; or (ii) the participations referred to in Section 2.4.1 above are transferred with the prior authorization in writing from the SCT, between the Partners of the Strategic Partner or in favor of any third party provided that it is evidenced that such third party complies with the requirements set forth in the Call and the Form, as the case may be, and in the event that Nafin keeps an interest of less than 51% (fifty-one percent) of the capital stock of the Holding Company, in addition to evidencing the requirements mentioned above and obtaining the authorization of the SCT, the

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                                                                   Final Version
                                                         Participation Agreement

      favorable vote of at least 51% (fifty-one percent) of the capital stock of the Holding Company shall be required. In any event mentioned in items (i) and (ii) of this paragraph, the purchaser shall bind itself in writing with the parties to each of the Transaction Documents to comply with the obligations set forth therein prior to the transfer of the corresponding participation.

2.5 Participation Limit. Under the By-laws of the Holding Company, Series "A" and "B" shareholders, individually or jointly with a group of Related Persons, may keep up to 10% (ten percent) of the Shares representing the capital stock of the Holding Company, provided that such limitation shall not be applicable to the Federal Government or to Nafin, as set forth in the By-laws of the Holding Company. Series "BB" shareholders shall have no limit of participation with respect to such series, however, the "BB" Series may only represent 15% (fifteen percent) of the capital stock. In the event that any "BB" Series shareholder acquires individually or jointly with a group of Related Persons Series "A" or "B" shares, such shareholders shall have a maximum participation of 20% (twenty percent) of the capital stock of the Holding Company and may only exercise the vote of Shares representing up to 10% (ten percent) of such capital stock.

2.6 Execution of the Technical Assistance Agreement. The Strategic Partner executes, on this same date, the Technical Assistance Agreement with the Holding Company, the Services Partner and the Concession Companies for the purpose of establishing and regulating their rights and obligations set forth in Section
2.8.2 below, as well as to set forth the obligation of the Strategic Partner to provide technical assistance and transfer the necessary technology to the Airport Group for the operation of the Assigned Airports under the technical proposal submitted by it in the Bidding Process. The Technical Assistance Agreement shall become effective on the date in which the Strategic Partner receives from the Federal Government the second Shares Package under the terms of the provisions of Section 2.5 of the Stock Purchase and Sale Agreement. The Key Partners shall be jointly liable with the Strategic Partner with respect to the obligations contained in Sections 2.2, 3.2, 9.1 and 9.3 of the Technical Assistance Agreement

      The Strategic Partner and the Airport Operator Partner declare and guarantee that they have agreed (i) that at the end of the fourth anniversary of the Technical Assistance Agreement, the Airport Operator Partner shall maintain a minimum participation of 10% (ten percent) of the capital stock of the Strategic Partner represented by shares with full voting rights and non-assessable. The participation in the capital stock of the Strategic Partner that the Airport Operator Partner acquires in accordance with the provisions of this paragraph shall be considered as a participation of a Key Partner in the Strategic Partner and, therefore it shall be subject to the permanency obligations provided for in Section 2.4.1 of this Agreement; and (ii) that such obligation may not be modified without the authorization of the SCT. Notwithstanding the foregoing, if the Strategic Partner and the Airport Operator Partner agree that the latter maintains a greater participation in the capital stock of the Strategic Partner, provided that the participation of the Mexican Partner in the Strategic Partner is not less than 25.5% (twenty-five point five percent), the authorization of the SCT will not be required, but it shall be enough that the Strategic Partner gives the SCT a notice in connection with such acquisitions of additional participation at least 3 (three) businesses days prior to the date in which the same becomes effective.

                                                                   Final Version
                                                         Participation Agreement

      The Strategic Partner and the Partners of the Strategic Partner accept that the non-compliance with the provisions of the preceding paragraph will cause an immediate reduction of 50% (fifty percent) of the compensation provided for in Section 6.2.1 of the Technical Assistance Agreement.

2.7 Contribution to the Trust. For the purpose of guaranteeing (i) the negative covenants provided for in Section 2.4 above; (ii) the obligation of the Strategic Partner not to vote more than 10% (ten percent) of the Shares, and that the Shares exceeding such percentage are voted in the same manner as the majority of the Shares into which the capital stock of the Holding Company is divided; and (iii) the obligations set forth in the Technical Assistance Agreement, the Strategic Partner, the Holding Company and the Trustee agree to execute on this same date the Trust Agreement, in which the Trustee shall act as such, the Strategic Partner shall act as settlor and first beneficiary, and the Holding Company shall act as second beneficiary. By virtue of such Trust Agreement, the Strategic Partner shall contribute the Shares Package to the Trustee, in order that such shares are kept in the Trust. Likewise, the obligation of the Strategic Partner to contribute to the Trust the Optional Shares it may acquire shall be set forth.

2.8 Participation in the Administration. The Strategic Partner shall participate in the administration of the Concession Companies through the following mechanisms:

      2.8.1 Board of Directors. The Strategic Partner shall participate in the board of directors of the Holding Company through the appointment of 3 (three) permanent members thereof and their alternates, whose appointment corresponds to it by reason of its shareholding of Series "BB" of shares of the Holding Company. As long as Nafin keeps a participation in the capital stock of the Holding Company equivalent to or greater than 50% (fifty percent), the Strategic Partner, through the Trustee, shall appoint such members, complying with the requirements set forth in the By-laws of the Holding Company and the Shareholders Agreement. Once Nafin keeps a participation of less than 50% (fifty percent), the 3 (three) members shall be appointed by the Series "BB" shareholders at the shareholders' meeting pursuant to the By-laws and must meet at least the requirements set forth below:

            (i) be persons of good reputation and with broad business experience, as such requirements are defined by the Nomination and Compensations Committee;

            (ii) they must have no conflict of interest with the Airport Group; and

            (iii) such persons shall not hold any position in the Airport Group.

      2.8.2 Officers of the Airport Group. The directors appointed by the Strategic Partner pursuant to paragraph 2.8.1 above shall be entitled to appoint and freely remove 3 (three) of the members of the Operative Committee and their alternates, one of which must be the General Director, as well as one half of the persons that hold the first level of administration reporting to the General Director pursuant to the organizational chart attached to this Agreement as Exhibit "J" or in accordance with any new administrative chart that in the future is approved by the Board of

                                                                   Final Version
                                                         Participation Agreement

      Directors of the Holding Company, provided that such persons shall have, at least the responsibilities referred to below in paragraphs 2.8.2.3 to 2.8.2.5, as applicable, and who must comply with the requirements set forth under the Technical Assistance Agreement:

            2.8.2.1 Operative Committee: The Holding Company and the Airport Group shall be jointly managed by an Operative Committee which shall be formed by 6 (six) members, who may or may not be officers of the Services Company. Pursuant to the By-laws of the Holding Company, the members of the board of directors of the Holding Company appointed by the "BB" series shareholders shall appoint and be entitled to remove 3 (three) members that integrate the Operative Committee and their alternates, one of which must be the General Director, and the other 3 (three) shall be appointed by the majority vote of the board of directors of the Holding Company. The General Director shall act as Chairman of the Operative Committee and shall have a casting vote in the event of a tie;

            2.8.2.2 General Direction: The General Director shall be responsible for the management of the Airport Group and of monitoring the good operation of the corporate business through the planning, programming and organization of the Airport Group. For such purposes, he shall also be required to (i) direct the performance of the Airport Group programs; (ii) take any steps which tend to carry out the functions of the Airport Group, the airport operation and the rendering of services, as to provide such services in an articulated, congruent and efficient manner, and to maintain the closest coordination with the competent authorities; and (iii) verify, control and evaluate the performance of the Airport Group;

            2.8.2.3 Senior Position in charge of the Marketing Area: Responsible for (i) the preparation and application of marketing programs intended to increase the traffic or income of the Assigned Airports, as well as to monitor the effectiveness of the marketing practices,
            (ii) coordinate with regional and national agencies and other instances, the promotion of the Assigned Airports and the region with the airlines, tourist operators, travel agencies and other traffic generators; (iii) prepare and carry out advertising strategies with mass media and public relations agencies; (iv) the relationship with the operative areas with respect to customer satisfaction programs and practices; and (v) the creation of a marketing team and achieve an adequate transfer of technology, reporting in all events directly to the General Direction;

            2.8.2.4 Senior Position in charge of the Commercial Area:
            Responsible for (i) developing commercial activities in the Assigned Airports pursuant to the standards offered by the Strategic Partner in its technical offer (commercial premises, food and beverages, advertising, etc.); (ii) the preparation of global strategies, including marketing, commercialization, real estate development, advertising and its application thereof throughout the Airport Group; (iii) collaborate with the Financial Area and the legal department to guarantee that the terms and awarding of the commercial agreements

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                        conform to the best commercial and international
                        practice, (iv) the development of coordination programs which retailers/tenants which shall include surveillance and audit procedures; and (v) creating and training the commercialization team by Assigned Airport and throughout the Airport Group, reporting in all events directly to the General Direction;

                        2.8.2.5 Senior Position in charge of the Financial and/or Administrative Area: Responsible for (i) the strategy of improvement, updating and installation of the information systems and the financial reports that may be required; (ii) control of the treasury and investments of the Airport Group; (iii) collaborate with the General Direction and other areas to develop the business plans of the Airport Group, budgets and financial goals; (iv) the relationship with the capital markets and implementing strategies of relationships with investors including the coordination of the registry of the Holding Company in the securities markets where the Public Offer is carried out, if applicable, as well as to coordinate the works of the Holding Company tending to conclude the Public Offer;
                        (v) development and implementation of financing, treasury and comptrollership policies; (vi) formulation and application of acquisition and supplying procedures; and (vii) making sure that the members of this department receive proper training, reporting in all events directly to the General Direction and working closely with the Audit Committee of the Services Company;

                        2.8.2.6 Senior Position in charge of the Area of
                        Operations: Responsible for auditing and supervising and, as the case may be, improving the systems of operation and equipment related to the administration of the terminal, flight and landing area, management of passengers, distribution of taking-off and landing schedules, security and environmental protection; and

                        2.8.2.7 Senior Position in charge of the Area of Human
                        Resources: It shall prepare and be responsible for the labor relationship and maximizing the labor force and the collective labor relationships.

                        The above described positions may be gathered in one officer or person in accordance with the chart attached hereto as Exhibit "J".

2.9 Acknowledgement of the Obligations of the Airport Group. The Strategic Partner represents that it is aware of the By-laws of the Holding Company, as well as the by-laws of the Services Company and of the Concession Companies and therefore, it is acquainted with the mechanisms set forth in such documents for the decision-making within the Airport Group in connection with its functioning and operation, which it is obligated to comply with in all of its terms.

      Likewise, the Strategic Partner states that it is aware of the terms and conditions contained in the Management Services Provision Agreement and that under this Agreement, it assumes the obligation to provide the Services Company such technical assistance as may be required pursuant to the Technical Assistance Agreement, so that the Services Company may comply, in turn, with its obligations under the Management

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Services Provision Agreement. The foregoing shall not be understood as an adhesion by the Strategic Partner to the Management Services Provision
Agreement.

      Finally, the Strategic Partner acknowledges that it is fully aware that the companies that comprise the Airport Group have executed collective bargain agreements with their employees and have different plans with respect to their labor relationships as mentioned in Section 6.13 below.

3.    OBLIGATIONS OF THE FEDERAL GOVERNMENT AND NAFIN.

3.1 Sale of the Shares Package. The Federal Government undertakes to sell and transfer the Shares Package to the Strategic Partner upon the full payment of the price thereof under the terms set forth in the Stock Purchase and Sale Agreement, provided that the Strategic Partner shall, upon receipt of the certificates representing the capital stock of the Airport Group, contribute to the Trust referred to in Section 2.7 above, the Shares corresponding to the Shares Package.

3.2 Execution of Agreements. The Federal Government, Nafin and the Trustee, undertake to execute on this same date (i) the Stock Purchase and Sale Agreement; (ii) the Trust Agreement; (iii) the Shareholders Agreement, (iv) the Option Agreement; and (v) to hold the Extraordinary Shareholders Meeting, respectively, as applicable.

3.3 Public Offer of Shares. Not later than 4 (four) years as of the date of this Agreement, Nafin undertakes to make one or more public offers or other kind of stock public placement among the public investor according to the applicable regulation of each jurisdiction, of the Shares which jointly represent at least 36% (thirty-six percent), as a whole, of the Shares representing the capital stock of the Holding Company held by Nafin, in the domestic and international securities markets, only if the market conditions are advantageous to carry out such sale.

3.4 Purchase Option. In the event that Nafin is not able to carry out the public offer of at least 36% (thirty-six percent) of the Shares representing the capital stock of the Holding Company pursuant to Section 3.3 above, Nafin promises to sell to the Strategic Partner a number of Shares equivalent to 36% of the capital stock of the Holding Company (the "Additional Shares") outstanding at that time (without considering such Portion of Shares pending exercise pursuant to the Option Agreement), under the terms and conditions set forth below:

      3.4.1. The sale price of the Additional Shares shall be equal to $0.0768 US Dollars (0.0768 cents of US Dollars) plus interest equal to 5% (five percent) per year. The price of the Additional Shares shall be decreased, as the case may be, in an amount equivalent to the amount of dividends paid in cash or in shares by the Holding Company to Nafin as from the date of execution of this Agreement.

      3.4.2. The Strategic Partner shall have a term of 12 (twelve) months as of the fourth anniversary of the execution of this Agreement in the event that the public offer of shares referred to in Section 3.3 above is not performed, to notify Nafin in

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      writing (the "Purchase Notice") of its intention to exercise the purchase right set forth in Section 3.4 above, provided that if the Purchase Notice is not filed in the aforementioned term such purchase right shall be terminated.

      3.4.3. Upon receiving a Purchase Notice, Nafin and the Trustee, in a term of 30 (thirty) business days they must (i) hold a shareholders' meeting of the Holding Company which purpose is to eliminate the limits of individual participation set forth in Article Ten of the By-laws of the Holding Company so that the Strategic Partner is able to acquire the Additional Shares; (ii) execute an agreement for the modification of the Transaction Documents in order to eliminate the limits of individual participation for the shareholders of the Holding Company and (iii) obtain all the governmental authorizations required for that purpose.

      3.4.4. In the event the Strategic Partner has filed a Purchase Notice with Nafin, the Strategic Partner must pay the price in favor of Nafin in dollars, currency of the United States of America, or in pesos, at the exchange rate of the payment date, as published by Banco de Mexico in the Federal Official Gazette in immediately available funds, in the manner instructed by Nafin in writing not later than 60 (sixty) business days after the date of receipt by Nafin of the Purchase Notice.

      3.4.5. In the event the Strategic Partner acquires the Additional Shares, it must execute with Nafin prior to such acquisition, an agreement by virtue of which it undertakes the following obligations:

            (i) In a term of 5 (five) years as from the date of acquisition of the Additional Shares, it shall transfer and place in the domestic and international securities markets through one or several public offers or other type of placements among the public investors pursuant to the applicable legislation in each jurisdiction, the shares representing at least 36% (thirty-six percent) of the capital stock of the Holding Company, in which case Nafin shall be entitled to sell therein or in other public offers, a proportion of Shares equal to those placed by the Strategic Partner; and

            (ii) Nafin shall be entitled to sell their Shares in the securities market through a public offer at any time as of the execution of this Agreement and notwithstanding the fact that the Strategic Partner has acquired the Additional Shares it shall continue to be bound pursuant to Section 2.3 above, upon Nafin's request. In the event that Nafin places its Shares in the securities market, the Strategic Partner must sell its participation in the Additional Shares in such public offer, provided that the sale price per share (considering any dilution) is equal to or greater than the price of exercise and acquisition of the Additional Shares in dollars at the exchange rate of the date of acquisition thereof plus interest equal to five percent (5%) per year. In the event that existing adequate conditions in the market, the Strategic Partner fails to comply with the obligation set forth in paragraph (i) above and in this paragraph, the Strategic Partner shall contribute the Shares owned by it at that time

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                  representing 36% (thirty-six percent) of the capital stock of the Holding Company in an irrevocable trust where the trustee is instructed to vote such Shares in the same manner as the vote of a majority of the capital stock of the Holding Company, unless the price of the Public Offer is less than the price of acquisition of the Additional Shares in dollars at the exchange rate of the acquisition date thereof plus interest equal to 5% (five percent) per year.

            (iii) In the event that the market conditions do not allow the
                  Strategic Partner to comply with the requirements of paragraph
                  (i) above, the agreement referred to in this Section shall be extended for an indefinite term until the market conditions allow the Strategic Partner or Nafin to comply therewith.

            (iv) In the event that Nafin wishes to exercise the right mentioned in paragraph (i) above, the Strategic Partner must comply with the obligations contained in Section 2.3 above, determining by common agreement the percentage of shares which may be offered in the securities market. In all events, Nafin and the Strategic Partner shall participate in such offer with the sale of Shares in equal parts.

            (v) In the event that the Strategic Partner contributes its Shares corresponding to a trust upon the terms of paragraph (ii) above, the Strategic Partner shall have at all the times the right to instruct the trustee to sell such Shares in the securities market and to deliver the proceeds thereof.

      3.4.6. The Shares Package and the Optional Shares, as the case may be, shall be kept in Trust to guarantee only the obligations of permanence provided for in Sections 2.4. and 2.4.2 above, therefore, amending the Trust Agreement in order for the Strategic Partner to become entitled to instruct the Trustee as to the manner in which the Shares Package and the Optional Shares must be voted as a whole.

3.5 Nafin, in its capacity as trustee, undertakes to comply with the terms of the stock purchase and sale agreement referred to in statement 1.14 above, as well as to execute the Shareholders Agreement and to comply with the obligations contained therein, in particular with those provided for in Section 3.4 above.

4.    OBLIGATIONS OF THE AIRPORT GROUP.

4.1 Optional Shares. Once the Strategic Partner has acquired the Shares Package and the shareholders of the Holding Company approve said acquisition, the Holding Company undertakes to issue the Optional Shares and to keep them in its treasury pending their subscription and payment by the Strategic Partner during such period and upon such terms as set forth in the Option Agreement. In addition, it undertakes to keep such Optional Shares representing at all times 3% (three percent) of the outstanding capital stock of the Holding Company after the issuance thereof. Accordingly, the Holding Company undertakes to execute the Option Agreement.

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4.2 Technical Assistance Agreement. The Holding Company, the Services Company
and the Concession Companies undertake to execute on this same date the Technical Assistance Agreement and its exhibits, consequently, they undertake to carry out any acts necessary for the performance of their obligations thereunder.

4.3. Public Offer. The Holding Company assumes the obligations set forth in
Section 2.3 above with respect to the assistance to Nafin in the achievement of the Public Offer in accordance with the terms, conditions and time schedule that to such effect is established by Nafin or by its underwriters.

4.4. Prohibition of Sale or Assignment. The Holding Company agrees that during the term of the Option Agreement, it shall not transfer more than 49% (forty-nine percent) of the capital stock of any of the Concession Companies, nor shall it allow that the latter assign the Concessions they have to operate the Assigned Airports. In any event, the Holding Company shall observe the relevant provisions contained in the By-laws of the Holding Company.

5. COMMITMENTS OF THE STRATEGIC PARTNER. The Strategic Partner guarantees to the Federal Government and to the Airport Group that upon the execution of this Agreement and as long as its obligations under the Transaction Documents remain in full force and affect that:

5.1 Incorporation, Organization and Authority. It is a company duly incorporated and validly existing as stated in the recitals section of this Agreement and that its legal representative has sufficient powers and authority to execute the same and to bind the Strategic Partner as provided for in the Transaction Documents.

5.2 Validity of the Agreement. This Agreement has been validly executed by the Strategic Partner and constitutes a valid and binding obligation for the Strategic Partner, enforceable pursuant to the terms set forth therein.

5.3 Approvals or Notices. Except for the authorizations set forth in Section
7.1.4 of this Agreement, the execution of this Agreement by the Strategic Partner and the Key Partners and the performance of the transactions contemplated herein: (i) does not breach or require the consent, approval or filing of any notice under any applicable law; (ii) except for the Trust, it shall not result in the creation of any lien on the shares, shall not constitute a breach or result in the acceleration or early termination of the obligations of the Strategic Partner or the Key Partners, or in the creation of a lien pursuant to the corporate by-laws of the Strategic Partner or the corporate by-laws of the Key Partners, or in the early termination of any mortgage deed, lease, license agreement, agreement or instrument to which the Strategic Partner or the Key Partners is a party or by virtue of which the Strategic Partner, the Key Partners or their assets are affected in such manner that they originate a default on the obligations of the Strategic Partner or the Key Partners of this with respect to any Transaction Document, or represent a contingency equivalent to or greater than 10% (ten percent), jointly or individually of their annual net sales; or (iii) shall not result in the termination or forfeiture of any right in the agreements to which the Strategic Partner or the Key Partners are a party.

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5.4 Taxes. The Strategic Partner and the Key Partners, as of the date of this
Agreement, have filed in due time with the federal, state and municipal authorities, as well as with any other governmental entities, all necessary tax returns and made all tax payments that must be made in accordance with the applicable laws of the jurisdiction of their incorporation and operation and have paid, or made a provision in their financial statements for, all taxes derived from their operation, and no issue has arisen or been claimed by the competent authorities in connection with the above, or if such is the case, they have initiated the respective actions which are necessary to object the payment of non-applicable taxes or confirm their compliance with the applicable tax Laws.

5.5 Litigation. Neither the Strategic Partner nor its Key Partners, as of the date of this agreement, have any litigation, proceeding, claim or governmental investigation pending, or litigations brought by any third parties other than those with respect to which SCT would have been informed during the Bidding Process, that might affect the continuance of their operations if resolved adversely against the Strategic Partner or its Key Partners, including any declaration of bankruptcy or suspension of payments, upon its own request or upon third parties request, and are in compliance with their payment obligations with any third parties, or as the case may be, has initiated the corresponding actions to confirm the compliance with such obligations.

5.6 Financial Statements. The Partners of the Strategic Partner maintain financial statements that (i) are true, complete and have been prepared according to the records of the Partners of the Strategic Partner; (ii) accurately reflect the financial condition, assets and liabilities of the Partners of the Strategic Partner; (iii) have been prepared pursuant to generally accepted accounting principles, consistently applied; and (iv) will be delivered to the Federal Government upon its request. Likewise, the Strategic Partner undertakes to maintain financial statements that comply with the provisions of numerals (i) and (ii) above and to deliver them to the Federal Government upon its request.

5.7 Patents and Trademarks, etc. The Strategic Partner and the Key Partners, as applicable, have all the patents, registered trademarks, software licenses and copyrights as may be necessary to render the technical assistance under the Assistance Agreement. No patent or patent application necessary to render the technical assistance under such Agreement is involved in a patent infringement proceeding which might limit its use and license thereof. The Strategic Partner or the Partners of the Strategic Partner do not use and have not planned to use or sell any asset that might infringe any trademark, patent, license or right of any individual or legal entity which might require a license or sublicense under any such patents, licenses or rights. The Strategic Partner or the Partners of the Strategic Partner have not received any notice notifying them that they have infringed any patents, trademarks, licenses, copyrights, industrial secrets or any other rights related to the Technical Assistance Agreement to the prejudice of any individual or legal entity.

5.8 Guarantee. The Partners of the Strategic Partner granted a guarantee as part of the Bidding Process covering the payment of damages and losses in the event of default in the payment of the price of the Shares Package and any other consideration in favor of the Federal Government under the Stock Purchase and Sale Agreement.

5.9 Financial Structure. In terms of the section 9.6.3 of the Call, the Strategic Partner undertakes to maintain in its financial structure, during a term of 15 (fifteen) years counted

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as of the execution hereof, a debt level in which the total debt/total assets ratio is less or equal to 50% (fifty percent)

5.10 Airport Operator Partner's Participation in the Strategic Partner. The Airport Operator Partner shall have, at the end of the fourth year of the term of the Technical Assistance Agreement, a minimum participation of 10% (ten percent) in the capital stock of the Strategic Partner, represented by shares with full voting rights and non-assessable, which participation shall be subject to the permanence obligations provided for in Section 2.4.1 of this Agreement; and such obligation will not be modified without the authorization of the Department [SCT].

6. COMMITMENTS OF THE AIRPORT GROUP. The Airport Group represents and guarantees that:

6.1 Organization and Authority. Each of the companies that constitute the Airport Group is a company duly organized and validly existing under the laws of the United Mexican States. Furthermore, each of the companies that constitute the Airport Group has sufficient powers and authority to lease, encumber and use its assets, as well as to carry out its business as they currently carried them in the United Mexican States. No dissolution or liquidation proceeding has been filed by any such companies. The companies of the Airport Group have made available to the Strategic Partner complete copies of their registry books, the minutes of their board of directors' and shareholders' meetings, as well as any other books and records of the company, all of which are adequate and correct.

6.2 Validity of the Agreement. This Agreement has been validly executed by the companies that comprise the Airport Group and constitutes a valid and binding obligation for each of them, enforceable under the terms set forth herein.

6.3 Capitalization. Except for the Optional Shares each and all of the Shares that constitute the capital stock of the companies of the Airport Group have been duly authorized, fully paid, have been issued in accordance with any applicable laws and in their issuance there is no breach of any preferential or similar rights. In addition to such Optional Shares, there are no options, guarantees, rights, agreements, calls, commitments and offers of any nature related to the Shares. The shares are free from any lien, interest, restriction or limitation of title.

6.4 Approvals or Notices. Except for the authorizations referred to in the recitals of this Agreement, which have been obtained, the execution hereof by the Airport Group and the transactions contemplated herein shall not (i) breach or require any consent or approval under any applicable law; (ii) except for the Trust, result in the creation of any lien on the Shares, constitute a default or result in the acceleration of the obligations of the companies that comprise the Airport Group or in the creation of any lien on any portion of the assets of the companies under the corporate by-laws of the companies that constitute the Airport Group or any mortgage deed, lease, license agreement, agreement or instrument to which the companies are a party or by virtue of which any of them or their assets are affected; or (iii) result in the termination or forfeiture of any right in the agreements to which they are parties.

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6.5 Financial Statements. The Financial Statements are true and correct, complete and have been prepared according the terms mentioned in the notes of the auditors submitted therewith.

6.6 No Amendments. Except as otherwise provided for in Exhibit "I" of this Agreement, as of the date of preparation of the Financial Statements, as reflected therein, there has been no adverse change in the assets, liabilities, financial condition and operations of the Airport Group that may prevent the companies conforming the same from continuing to operate, except for any changes arising in the ordinary course of business or such amendments and situations as have been informed to the Strategic Partner. In the event of any change, as provided for in this paragraph, to the detriment of the Airport Group, the Federal Government shall only respond under the terms of Section 10. of the Stock Purchase and Sale Agreement, in case that the working capital generated (current assets minus current liabilities) as of the date of the Financial Statements is not sufficient to compensate for such changes in favor of the Airport Group.

6.7 Title to Concessions. Each of the Concession Companies holds title of a Concession for 50 (fifty) years, subject to extension, to administer, operate or exploit and, as the case may be, build the Assigned Airport corresponding to each of them, and to use and enjoy the public domain assets referred to in such Concessions and which are necessary for the operation of the corresponding Assigned Airports, and such Concessions are not subject to any proceeding that may affect their validity.

6.8 Title to Assets. Each of the Holding Companies owns the assets described in the Movable Property Purchase and Sale Agreement which are free and clear of any lien or limitation of title.

6.9 Taxes. The Airport Group has timely filed with the corresponding federal, state and municipal authorities, and with any other governmental entities, all necessary tax returns and made all payments with respect to the companies that constitute the Airport Group and has paid, caused to be paid, or made a provision in the Financial Statements, for the payment of all taxes arising from the operation thereof and no matter has arisen or been claimed by the competent authorities and therefore, they do not reserve any right or action to claim any payment or compensation thereof.

6.10 Litigation. The Airport Group has no litigation, proceeding, claim or governmental investigation pending against the companies that constitute the Airport Group, or any litigation brought by any third parties, other than those which have already been informed to the Strategic Partner during the Bidding Process in the Process Information, which might prevent the continuance of their operations if resolved adversely against the companies that constitute the Airport Group. In addition, it has no knowledge that a bankruptcy or suspension of payments procedure has been initiated, since they are in compliance with all their monetary obligations.

6.11 Compliance. No notice has been received by the companies that constitute the Airport Group informing them that they have incurred in any breach to the Concessions any law, requirement, regulation, injunction, notice, decree, or any violation, except as otherwise informed to the Strategic Partner during the Bidding Process, which might

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prevent the Concession Companies from continuing with their operations.
Likewise, none of the Concession Companies has breached their corporate by-laws or violated any corporate restrictions. The companies that constitute the Airport Group are not under the presumption of any event of default with respect to any provisions contained in any agreement, contract or instrument to which the companies are a party and under which they are bound in such manner that it prevents that they continue operating or maintaining any of their properties or assets.

6.12 Compliance with Environmental, Health and Safety Matters. To the knowledge of the Airport Group:

      6.12.1 Each of the companies that constitutes the Airport Group is in compliance with all applicable environmental laws, except as otherwise indicated in the audit carried out by the Federal Environmental Protection Agency, and must comply with the plan of action determined for it by such authority and informed to the Strategic Partner during the Bidding Process in the Process Information;

      6.12.2 Any notices, permits, licenses or similar authorizations that should have been obtained or filed with any environmental authority in connection with the operation of the business have already been obtained or, as the case may be, filed, except as otherwise indicated in the audit carried out by the Federal Environmental Protection Agency and it must comply with the plan of action determined for it by such authority and informed to the Strategic Partner during such Bidding Process in the Process Information;

      6.12.3 There are no past or pending investigations, proceedings or claims against the companies that constitute the Airport Group related to the presence, removal or disposal of any hazardous material or due to any breach of any applicable environmental law, except as otherwise informed to the Strategic Partner during the Bidding Process in the Process Information;

      6.12.4 Out of the ordinary course of business, no hazardous material has been stored or kept in any building owned by the companies that constitute the Airport Group or under their concession, or in any building leased by the companies, other than those which were informed to the Strategic Partner during the Bidding Process in the Process Information;

      6.12.5 None of the buildings owned, leased or operated by the companies that constitute the Airport Group has been used as a waste site or contains underground storage tanks, except as otherwise informed to the Strategic Partner during the Bidding Process and except for those necessary in the ordinary course of their business;

      6.12.6 The companies that constitute the Airport Group have no knowledge of any conditions or circumstances that exist or have existed that might have caused or imposed any responsibility for such companies with respect to any applicable environmental law, except for those informed to the Strategic Partner during the Bidding Process in the Process Information;

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      6.12.7 No company constituting the Airport Group has received any notice or claim or has knowledge of any factors from which it may be implied that they are responsible vis-a-vis any person, as a result of any hazardous material originated or stored in any building owned or leased by the companies at any time, or that such materials have been unloaded, issued, removed or transported from any other source to any building owned or leased by the companies that constitute the Airport Group, except as otherwise stated to the Strategic Partner during the Bidding Process in the Process Information; and

      6.12.8 No condition or circumstance exists or has existed, and none of the activities carried out by the companies that constitute the Airport Group is occurring or has occurred, that has resulted in an exposure to a hazardous material affecting any person or property with respect to which the owner of the building or the companies constituting the Airport Group might be held responsible in the future for damages and losses resulting from such exposure, except as otherwise stated to the Strategic Partner in the Information Process during the Bidding Process.

6.13 Labor Matters. None of the companies that constitute the Airport Group has undergone any strike, lockout by any union or group of workers, except as otherwise informed to the Strategic Partner during the Bidding Process in the Process Information. Each of the companies, as of the date hereof, has made all payments required by the applicable laws or has reserves, as reflected in their respective financial statements, sufficient for the making of such payments already due to the National Pension Fund System and the Mexican Institute of Social Security. The companies have complied with all applicable provisions set forth in the labor laws for the operation of the companies that constitute the Airport Group, including provisions concerning the income tax withholding, labor relationships, fees, equal opportunities, payment of pensions, contributions, social security and other taxes.

      The companies that constitute the Airport Group have executed collective bargain agreements with their employees. Likewise, they have executed several plans with respect to their labor relationships, which include, by way of enumeration and not by way of limitation, social security plans (birth, marriage and death) and savings fund plans.

7.    CONDITIONS PRECEDENT.

7.1 Conditions Precedent for the Strategic Partner. The Strategic Partner agrees that no obligation shall arise for the Federal Government or the Airport Group under this Agreement and the Transaction Documents, while the Strategic Partner has not complied with the following conditions precedent:

      7.1.1 Formalization. The Strategic Partner shall have executed the Transaction Documents on the date of this Agreement;

      7.1.2 Payment of the Price. The Strategic Partner shall have paid the price of the Shares Package on the date established by, and under the terms of, the Stock Purchase and Sale Agreement;

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      7.1.3 No Default. No Event of Default imputable to the Strategic Partner under this Agreement or the Transaction Documents shall have occurred; and

      7.1.4 Authorizations. The Strategic Partner shall have obtained each and all necessary corporate and governmental authorizations, including the authorization from the Inter-departmental Commission for the Granting of Concessions and Permits under the Airports Law referred to in Article 21 of such law, and from the Federal Competition Commission, to execute this Agreement and any other Transaction Document.

7.2 Conditions Precedent for the Federal Government and the Airport Group. The Federal Government and the Strategic Partner agree that no obligation shall arise for the Strategic Partner under this Agreement and the Transaction Documents, as long as the Federal Government or the Airport Group, as the case may be, comply with the following conditions precedent:

      7.2.1 Formalization. The Federal Government and the Airport Group shall have executed on the same date of this Agreement the applicable Transaction Documents;

      7.2.2 No Default. No Event of Default hereunder or under the Transaction Documents imputable to the Federal Government or to the Airport Group affecting the Strategic Partner shall have occurred;

      7.2.3 Extraordinary Shareholders' Meeting. The Extraordinary Shareholders Meeting shall have been held authorizing the issuance of Optional Shares for the subsequent subscription and payment thereof.

8.    EVENTS OF DEFAULT.

8.1 Events of Default by the Strategic Partner. In any Event of Default by the Strategic Partner on its obligations under this Agreement or any of the Transaction Documents, the Federal Government and the Airport Group shall be entitled to exercise the remedies set forth in Sections 8.3 and 9. below, as the case may be. The following are considered as Events of Default by the Strategic Partner under this Agreement:

      8.1.1 Failure to pay the price of the Shares Package and any other consideration to the Federal Government under the Stock Purchase and Sale Agreement;

      8.1.2 Failure to comply with any of the obligations under the Technical Assistance Agreement once such default is considered as an Event of Default pursuant to such agreement and such Technical Assistance Agreement has been terminated in advance as a consequence of such Event of Default. It shall not be considered that there is an Event of Default for the purposes of this Agreement in the event that the termination of the Technical Assistance Agreement is pending resolution by an arbitration court pursuant to the terms thereof, until such termination has been declared by the aforementioned arbitration court;

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      8.1.3 Failure to comply with any of the positive and negative covenants under this Agreement or the commitments contained in Section 2.6, as well as in Section 5. above;

      8.1.4 Any Change of Control in the Strategic Partner during the Seven-Year Waiting Period or any Change of Control in any of the Key Partners of the Strategic Partner, except as otherwise previously authorized, in the latter case, by SCT pursuant to Section 2.4.3 above, or unless the term referred to in Sections 2.4.1 and 2.4.2 above has elapsed;

      8.1.5 Any legal action brought by the Strategic Partner, its Key Partners or any third party against the Strategic Partner or the Key Partners, resulting in the declaration of bankruptcy or of suspension of payments of a court of competent jurisdiction, provided that said declaration is not declared unfounded and unlawful by a court of competent jurisdiction for a term of 90 (ninety) business days after the date of receipt of the notice referred to in Section 8.6 below; or

      8.1.6 The loss at any time by the Strategic Partner or by the Key Partners of the Strategic Partner of at least 70% (seventy percent) of its net worth, in an act or series of successive acts.

      8.1.7 The breach by the counterpart(s) of the Strategic Partner or by the Strategic Partner of any operation agreement or provision of services agreement or technical assistance agreement entered into under the terms mentioned in Recital VII.3 of this Agreement, in order that the Strategic Partner is in a position to comply with the Technical Assistance Agreement before the Strategic Partner or the Airport Group, as applicable, regardless of the fact that such default is or not declared, as well as the early termination of such instrument(s) or modification to the same without the prior authorization of the Airport Group or Nafin, as long as it holds at least 51% (fifty-one per cent) of the capital stock of the Airport Group.

8.2 Grace Period. In order for the events of default set forth in Sections 8.1.3 to 8.1.7 to be deemed as Events of Default of the Strategic Partner, 30 (thirty) calendar days in the two first cases and 90 (ninety) business days in the three last cases shall elapse as from the date on which the Federal Government or any of the companies that constitute the Airport Group has notified such circumstance to the Strategic Partner under Section 8.4 below, without it having remedied the respective default. Additionally, the specific rules therein provided shall apply to the events of default referred to in Sections 2.3 and
2.6 above. Finally, the parties agree that the Event of Default provided for in
Section 8.1.6 shall only be remedied by means of contributions to the capital stock of the Strategic Partner or of the Key Partner in question, as the case maybe, sufficient to amortize the losses that exceed 70% (seventy percent) or its net worth.

8.3 Remedies of the Federal Government and the Airport Group. In any Event of Default by the Strategic Partner under Sections 8.1 and 8.2 above, the Federal Government, Nafin and the companies that constitute the Airport Group shall, separately have the following rights:

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      8.3.1 In any event of default referred to in Section 8.1.1 above, the
      Federal Government and the companies that constitute the Airport Group shall be entitled to terminate this Agreement, and each and all the Transaction Documents or to demand, pursuant to Section 9 below, mandatory compliance herewith. In the event that the Federal Government decides to terminate this Agreement and the other Transaction Documents, the Strategic Partner shall forfeit, as contractual penalty arising from its failure to pay the price of the Shares Package and in order to repay the Federal Government for the damages and losses resulting from such failure, with respect to the first installment of the price referred to in the Stock Purchase and Sale Agreement, the guarantee mentioned in Section 5.8 above granted by the Strategic Partner or the Partners of the Strategic Partner, as applicable, as part of the Bidding Process, and with respect to the second installment of the price under the Stock Purchase and Sale Agreement, the equivalent to the first installment of the price of the Shares Package.

      8.3.2 In any event of default under Sections 8.1.2 to 8.1.6 as well as under Section 8.1.7 above, the provisions of Sections 12.3 and 12.4 of the Technical Assistance Agreement shall be applied.

8.4 Procedure. In case that an Event of Default occurs or continues on the part of the Strategic Partner, Nafin, the Federal Government or the Holding Company, as the case may be, shall notify the same to the Strategic Partner for the purposes of Section 8.2 above. In such notice, Nafin, the Federal Government or the Holding Company, as the case may be, shall indicate to the Strategic Partner the manner in which they shall exercise their rights with respect to the Event of Default in question and shall initiate the applicable legal actions under the Transaction Documents. In the event that Nafin, the Federal Government or the Holding Company, as the case may be, elects to terminate any legal relationship pursuant to Section 8.3 above, the same shall be deemed terminated in advance as from the time of receipt of the above mentioned notice or, as the case may be, once the terms set forth in Section 8.2 above have elapsed, without prejudice to the exercise of any other rights under any other Transaction Document.

      For the exercise of their rights under this Agreement, it shall not be necessary that the Federal Government or the Holding Company obtain any court order or ruling.

8.5 Events of Default by the Federal Government, the Holding Company and Nafin.

      8.5.1 The following are Events of Default by the Federal Government affecting the Strategic Partner:

            8.5.1.1 Failure to comply with the obligation of endorsement and delivery of the share certificates corresponding to the Shares Package under the Stock Purchase and Sale Agreement;

            8.5.1.2 Failure to comply with their obligations contained in
            Section 3.3 above; and

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            8.5.1.3 Failure to comply with the commitments contained in Section
            6 above.

      8.5.2 The following are Events of Default by the Holding Company affecting the Strategic Partner:

            8.5.2.1 Failure to comply with its affirmative covenants under the Option Agreement; or

            8.5.2.2 Failure to comply with its affirmative covenants under the Technical Assistance Agreement;

      8.5.3 Failure to comply with its obligations under the Shareholders Agreement shall constitute an Event of Default by Nafin in its capacity as Trustee.

8.6 Grace Period. In order for the events of default set forth in Section 8.5, except for that contained in Section 8.5.1.1, to be considered as Events of Default by the Federal Government, the Holding Company or Nafin, as applicable, according to the different sections, 30 (thirty) calendar days must elapse as from the date on which the Strategic Partner or, as the case may be, the Holding Company or Nafin, as applicable, have notified such Event of Default to, the Federal Government, to the Holding Company or to Nafin, as applicable, pursuant to Section 8.8 below. In order for the assumption provided for in Section
8.5.1.1 to be deemed an Event of Default by the Federal Government, 15 (fifteen) business days must elapse as from the giving of notice by the Strategic Partner to the Federal Government pursuant to Section 8.8 below.

8.7 Remedies of the Strategic Partner. In any Event of Default by the Federal Government or the Holding Company under Sections 8.5.1 and 8.5.2 above, the Strategic Partner shall be entitled to demand specific performance of the defaulted obligations. In the specific assumptions provided for in Sections
8.5.1.1 and 8.5.1.2 above, the Strategic Partner may demand the early termination of this Agreement and the Transaction Documents. In the assumption provided for in Section 8.5.3, the Strategic Partner and the Key Partners shall be exempted from the obligations under Sections 2.4.1 and 2.4.2 above and terminate the Technical Assistance Agreement with no liability on their part or may elect to demand specific performance of the defaulted obligations.

      In no event shall any default by the Federal Government or Nafin under
Section 8.5 above entitle the Strategic Partner to default on its obligations under this Agreement or the Transaction Documents.

8.8 Procedure. In any Event of Default mentioned in Sections 8.5.1 and 8.5.3 above, the Strategic Partner shall notify such circumstances to the Federal Government and the Holding Company, as the case may be, indicating the manner in which it shall exercise its above mentioned rights.

9.    RESOLUTION OF CONTROVERSIES.

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9.1 Transaction Documents. Any controversy arising in connection with any of the
Transaction Documents must be resolved in accordance with the rules on resolution of controversies provided for in each of the Transaction Documents and in the absence of such rules, the controversy shall be submitted to the jurisdiction of the competent federal courts of the Federal District.

10.   MISCELLANEOUS.

10.1 Notices. Any notice to be delivered by one party to the other under this Agreement shall be in writing and sent to the other party by certified mail, return receipt requested, fax or personally delivered and shall be deemed as made upon its actual receipt by the addressee. All notices shall be sent to the following domiciles of the parties:

      Strategic Partner:

      Operadora Mexicana de Aeropuertos, S.A. de C.V.
      Viaducto Miguel Aleman No. 81
      Col. Escandon
      11800 Mexico, D.F.

      Attention: Ing. Ruben Lopez Barrera

      Federal Government:

      Secretaria de Comunicaciones y Transportes
      Av. Xola y Universidad
      Col. Narvarte
      Mexico, D.F.

      Attention: Direccion General de Asutnos Juridicos (Legal Department)

      To Airport Group:

      Grupo Aeroportuario del Centro Norte, S.A. de C.V.
      Ave. San Jeronimo 999-11(degree). piso
      Col. San Jeronimo
      64640 Monterrey, Nuevo Leon

      Attention: Director General (General Director)

      Nafin:

      Insurgentes Sur 1971
      Col Guadalupe Inn, C.P. 01020
      Mexico D.F.

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      Attention: Director Fiduciario (Trustee Director)

      Whenever any of the parties changes its domicile indicated above, it must notify the same by notice sent to the other parties as provided for in this Section.

10.2 Term [of the Agreement] and Amendments. This Agreement shall be in force for a term of 15 (fifteen) years as from its date its execution. In the event that any of the parties to this Agreement requires any modification thereto, the following shall be applicable:

      10.2.1 Any early termination of the Agreement (provided that it is not caused by a default of the Federal Government) or any amendment to the provisions of Section 2.4 during the first 5 (five) years of effectiveness of the Agreement or, as long as Nafin holds, directly or indirectly, the ownership or control of at least 25% (twenty-five percent) of the capital stock of the Holding Company shall require the prior approval of the shareholders of the Holding Company and of Nafin, which shall grant it in the events where it is duly justified.

      10.2.2 Once such 5 (five)year term has elapsed or in the event that the Federal Government holds, directly or indirectly, the ownership or control of at least 25% (twenty-five percent) of the capital stock of the Holding Company, prior approval from a majority of the members of the Board of Directors of the Holding Company shall be required.

      10.2.3 In any of the events provided for in Sections 10.2.1 and 10.2.2 above, the full compliance with the obligations contained in the Concessions must be guaranteed to the Federal Government to its satisfaction.

10.3 Confidentiality.

      10.3.1 Each of the parties binds itself to, and, as the case may be, shall cause its affiliates, members of the board of directors, officers, employees, agents and consultants to bind themselves to keep secret and not to disclose or provide to any other person, directly or indirectly, or use to the prejudice of the Airport Group or any of the parties, any oral, written or other information concerning the Bidding Process, this Agreement or the Transaction Documents, the transactions contemplated in this Agreement or the Transaction Documents or any other information that is confidential or related to the Airport Group, including, without limitation, the plans, transactions or results and financial statements (jointly, the "Confidential Information"), except to the extent that the use of such Confidential Information is necessary to submit or obtain any consent or approval required for the performance of the transactions contemplated in this Agreement or the Transaction Documents or except to the extent that the provision or use of such Confidential Information is required by law or is necessary in connection with any legal proceeding. Nothing contained in this Agreement shall be construed as the granting of a license with respect to such Confidential Information to the receiver thereof.

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      10.3.2 Notwithstanding the provisions of Section 10.3.1 above, any party may disclose any information, without any restriction and without any obligation to keep such information confidential, provided that (i) the disclosure of such information must be made in compliance with any applicable law or under the rules or regulations of any stock exchange or quotation system, (ii) such information becomes generally available to the public by reason other than the disclosure by such party, or (iii) such information would have been generally available on a non-confidential basis prior to its disclosure by any party.

      10.3.3 Notwithstanding the above, the Federal Government may make public announcements on the execution of this Agreement and the Transaction Documents and provide the information that, as the case may be, may be requested by the competent authorities and the Congress of the Union, if applicable, and include such information in the report that it must deliver with respect to the Bidding Process. The Strategic Partner may make public announcements with respect to the execution of this Agreement previously notifying the Department [SCT] in that respect.

      10.3.4 No party may disclose any Confidential Information to any consultant or third party advisor unless such consultant or third party advisor agrees in writing to be bound by these confidentiality provisions and each party and its consultants and third party advisors shall be subject to civil penalties and monetary damages if they breach the provisions of this Section 10.3.

10.4 Headings. The headings of the sections of this Agreement are included only for reference purposes and shall not limit or otherwise affect the meaning of any provision of this Agreement.

10.5 Severability. In the event that one or more of the provisions contained in this Agreement or the application thereof in any circumstance is declared by any competent authority invalid, illegal or unenforceable in any aspect or by any reason, the validity, legality and enforceability of any such provision in any other aspect and of the remaining provisions of this Agreement, shall not be limited or affected in any manner whatsoever. Additionally, the parties to this Agreement agree to use their best efforts to replace such invalid, illegal or unenforceable provision with a valid, legal and enforceable provision which shall seek to comply, to the greatest extent possible, with the economic, business and all other purposes of the invalid or unenforceable provision.

10.6 Successors, Assignees, etc. Except as otherwise provided for in this Agreement, the parties shall not transfer or assign the rights and obligations contained under this Agreement or the Transaction Documents without the prior written consent from the Federal Government and the Holding Company.

10.7 Applicable Law. This Agreement shall be governed by and performed under Mexican law in federal matters and the laws of the Federal District in local matters.

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10.8 Applicable Currency. Except as otherwise expressly provided for in this
Agreement, any reference to any amount of money shall be deemed a reference to the lawful currency of Mexico, that is, Mexican pesos.

10.9 Counterparts. This Agreement shall be signed in 8 (eight) counterparts, each of which whenever so signed shall be considered as an original, but all together shall constitute one and the same instrument.

10.10 Entire Agreement. Except as otherwise specifically provided for herein, this Agreement, together with the Transaction Documents, supersedes any previous agreements between the Parties concerning the purpose of this Agreement and such other documents, and it is the intention of the parties that it is the final expression and the complete and exclusive statement of their will with respect to the subject matter of this Agreement and such other instruments.

      In the event of any discrepancy between the provisions of this Agreement and the Transaction Documents and those contained in the Call and in the General Guidelines for the Opening to Investment in the Mexican Airport System, the provisions contained in this Agreement and the Transaction Documents shall prevail.

10.11 In the event of any inconsistency between any of the Transaction Documents, the provisions of this Agreement shall rule in the first place, as well as the provisions of the Stock Purchase and Sale Agreement, the Shareholders Agreement, the Trust Agreement, the Technical Assistance Agreement and the Option Agreement in the above mentioned order.

      This Agreement is executed in Mexico City, Federal District, with the consent of the parties hereto at 12.00 hours on the above mentioned date

OPERADORA MEXICANA DE                       FEDERAL GOVERNMENT, THROUGH
AEROPUERTOS, S.A. DE C.V.                   THE DEPARTMENT OF COMMUNICATIONS
                                            AND TRANSPORTS

       (An illegible signature)                   (An illegible signature)

---------------------------------------     ----------------------------------
By: Ruben Lopez Barrera                     By:   Aaron Dychter Poltolarek
Title: Legal Representative                 Title: Assistant Secretary of
                                                   Transports

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CONSTRUCTORAS ICA, S.A DE C.V,              NACIONAL FINANCIERA, S.N.C.,
JOINT-AND-SEVERAL OBLIGOR                   TRUST DEPARTMENT
(under the terms of this agreement)

       (An illegible signature)                   (An illegible signature)

---------------------------------------     ----------------------------------
By: Luis F. Zarate Rocha                    By:  Antonio Cardenas Arroyo
Title:  Legal Representative                Title: General Trust Delegate

AEROPORTS DE PARIS                          GRUPO AEROPORTUARIO DEL
JOINT-AND-SEVERAL OBLIGOR                   CENTRO NORTE, S.A. DE C.V.
(under the terms of this Agreement)

       (An illegible signature)                   (An illegible signature)

---------------------------------------     ----------------------------------
By: Jean-Marie Chevallier                   By:   Louis Priede Weston
Title:  Legal Representative                Title: Legal Representative

VINCI, S.A.                                 SERVICIOS AEROPORTUARIOS DEL
JOINT-AND-SEVERAL OBLIGOR                   CENTRO NORTE, S.A. DE C.V.
(under the terms of this agreement)

       (An illegible signature)                   (An illegible signature)

---------------------------------------     ----------------------------------
By: Renaud de Matharel                      By:   Louis Priede Weston
Title: Legal Representative                 Title: Legal Representative

AEROPUERTO DE ACAPULCO,                     AEROPUERTO DE CHIHUAHUA,
S.A. DE C.V.                                S.A. DE C.V.

       (An illegible signature)                   (An illegible signature)

---------------------------------------     ----------------------------------
By: Louis Priede Weston                     By:   Louis Priede Weston
Title: Legal Representative                 Title: Legal Representative

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AEROPUERTO DE CIUDAD JUAREZ,                AEROPUERTO DE CULIACAN,
S.A. DE C.V.                                S.A. DE C.V.

       (An illegible signature)             (An illegible signature)

---------------------------------------     ----------------------------------
By:    Louis Priede Weston                  By:    Louis Priede Weston
Title: Legal Representative                 Title: Legal Representative

AEROPUERTO DE DURANGO,                      AEROPUERTO DE MAZATLAN,
S.A. DE C.V.                                S.A. DE C.V.

       (An illegible signature)                   (An illegible signature)

---------------------------------------     ----------------------------------
By:    Louis Priede Weston                  By:    Louis Priede Weston
Title: Legal Representative                 Title: Legal Representative

AEROPUERTO DE MONTERREY,                    AEROPUERTO DE REYNOSA,
S.A. DE C.V.                                S.A. DE C.V.

       (An illegible signature)                   (An illegible signature)

---------------------------------------     ----------------------------------
By:    Louis Priede Weston                  By:    Louis Priede Weston
Title: Legal Representative                 Title: Legal Representative

AEROPUERTO DE TAMPICO,                      AEROPUERTO DE TORREON,
S.A. DE C.V.                                S.A. DE C.V.

       (An illegible signature)                   (An illegible signature)
---------------------------------------     ----------------------------------

By:    Louis Priede Weston                  By:    Louis Priede Weston
Title: Legal Representative                 Title: Legal Representative

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AEROPUERTO DE SAN LUIS POTOSI,              AEROPUERTO DE ZACATECAS,
S.A. DE C.V.                                S.A. DE C.V.

       (An illegible signature)                   (An illegible signature)

---------------------------------------     ----------------------------------
By:    Louis Priede Weston                  By:    Louis Priede Weston
Title: Legal Representative                 Title: Legal Representative

AEROPUERTO DE ZIHUATANEJO,
S.A. DE C.V.

       (An illegible signature)

---------------------------------------
By:    Louis Priede Weston
Title: Legal Representative

                             WITH THE ATTESTATION OF

                                BANCO NACIONAL DE
                            COMERCIO EXTERIOR, S.N.C.

                         ------------------------------
                            By: Carlos Flores Salinas
                            Title: Trust Delegate

F.\AEROPUERTOS\GACN\CONTRATOS\PARTICIPACIONYANEXOS(INGLES)\FINAL CONTRATO DE
PARTICIPACION (140600)

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